Exhibit I

List of Non-exempt Nonutility Subsidiaries Requested to be Released from Reservation of Jurisdiction

Company

Great Plains Power Incorporated

Innovative Energy Consultants Inc.

Home Service Solutions Inc.

Worry Free Service, Inc.

KLT Inc.

KLT Investments Inc.

KLT Investments II Inc.

KLT Energy Services Inc.

Custom Energy Holdings, L.L.C.

Strategic Energy, L.L.C.

KLT Gas Inc.

Apache Canyon Gas, L.L.C.

FAR Gas Acquisitions Corporation

Forest City, LLC

Forest City Gathering, LLC

KLT Gas Operating Company

Patrick KLT Gas, LLC